Exhibit (99.1)

ECOLAB STOCK PURCHASE PLAN

As Amended Through February 25, 2011

1.  PURPOSE.

On February 24, 1990, the Company’s Board of Directors established the Ecolab Stock Purchase Plan to afford Participants a convenient and cost-effective means for regular and systematic purchases of Common Stock.  The Plan was subsequently amended on October 1, 1994 and December 6, 2001 by the Board of Directors, and further amended on February 28, 2004 by the Board of Directors to place a limit on the number of shares that may be purchased by Participants, as required by changes to the rules of the New York Stock Exchange, which amendment was approved by the Company’s stockholders on May 7, 2004. The Plan was further amended on February 25, 2011 by the Board of Directors to increase the share purchase limit under the Plan and to provide for a reallocation of any portion of the share purchase limit under the Plan to Separate International Plans, subject to approval of the amended Plan by the Company’s stockholders.

The purposes of the Plan are to assist the Company in attracting and retaining personnel of outstanding abilities and to motivate employees to dedicate their maximum productive effort on behalf of the Company and to align employee interests with the Company’s stockholders.

2.  DEFINITIONS.

Unless otherwise required by the context, the following terms, when used in the Plan, shall have the meanings set forth in this Section 2.

Alternate Currency:  Any currency other than United States dollars.

Board of Directors or Board:  The Board of Directors of the Company.

Administrator:  The Administrator appointed by the Company to act as the Administrator for the Plan pursuant to Section 5.1.

Committee:  Such committee or committees as shall be appointed by the Board of Directors to administer the Plan pursuant to the provisions of Section 3.

Common Stock:  The common stock of the Company, par value U.S.$1.00 per share.

Company:  Ecolab Inc., a Delaware corporation.

Company Administrator:  The Vice President - Human Resources of the Company (or such officer of the Company in charge of the Human Resources function regardless of title) or the person designated by such officer as the Company Administrator for the Plan.

Discretionary Contribution:  A cash contribution made by the Company or a Subsidiary to the account of a Participant, without the requirement of a contribution by such Participant.

Eligible Employee:  Each Full-Time Employee of the Company or any of its Subsidiaries who (1) is not an elected officer of the Company subject to reporting requirements of Section 16 of the Securities Exchange Act of 1934, (2) has attained the age of majority as determined by the law of the place of residence of the employee, and (3) is not a member of a collective bargaining unit, unless the collective bargaining agreement covering the employee provides for participation in the Plan.

Full-Time Employee:  A person who is employed by the Company or a Subsidiary in a budgeted position and is regularly scheduled to work the full-time work week of a particular location.

Matching Contribution:  A cash contribution made by the Company or a Subsidiary to the account of a Participant in respect of monies contributed to the Plan by such Participant.

Open Contribution Period:  Time periods established by the Company from time to time to allow Participants to make contributions under the Plan through means other than payroll deduction.

Participant:  An Eligible Employee who is currently enrolled in the Plan pursuant to Section 4.

Plan:  The Ecolab Stock Purchase Plan herein set forth as the same may from time to time be amended.

Separate International Plans:  The Ecolab Canada Share Purchase Plan, the Ecolab K.K. Stock Purchase Association, the Ecolab New Zealand Share Purchase Plan and any other employee stock purchase plan which is established on or after February 25, 2011 for employees of a Subsidiary and which operates for the same purposes and on similar terms as the Plan.

Subsidiary:  A corporation or other form of business or association whose shares (or other ownership interests) having 50% of the voting power are owned or controlled, directly or indirectly by the Company, and whose Full-Time Employees are, in the discretion of the Company, permitted to participate in the Plan.

3.  AUTHORITY.

3.1  Compensation Committee.  The Compensation Committee of the Board or any successor Committee appointed by the Board shall have full power and authority to interpret and construe any provision of the Plan finally and conclusively as to all persons having any interest thereunder, to adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or providing for matters not specifically covered in the Plan and to alter, amend and revoke any rules or regulations so adopted.

3.2  Company Administrator. Notwithstanding anything in the Plan to the contrary (other than Sections 13 and 16), with respect to any employee who is resident outside of the United States or employed by a non-United States Subsidiary, the Company Administrator may amend the terms of the Plan in order to comply with local legal requirements or to otherwise protect the Company’s or Subsidiary’s interests, or to meet the objectives of the Plan.  Supplemental to the authority of the Compensation Committee to adopt rules and regulations for the Plan under Section 3.1, and the authority of the Board to amend the Plan under Section 16, the Company Administrator may adopt such rules and regulations to modify the Plan with respect to such employees and/or Subsidiaries. The Company Administrator may, where appropriate, establish one or more sub-plans for this purpose.

4.  ENROLLMENT.

Each Eligible Employee may enroll in the Plan by properly completing and returning to the Company such forms as are required by the Administrator for opening the Participant’s account with the Administrator and for purchase by the Administrator of Common Stock for the account of the Participant.

Participation in the Plan begins as soon as practicable after the required forms are received by the Company and continues until the Participant is no longer an Eligible Employee, or until written termination by the Participant of his or her participation in the Plan is received and processed by the Company.

5.  ADMINISTRATIVE AND RELATED FEES.

5.1  Appointment of Administrator.  The Company shall appoint an Administrator to open and maintain an account in the name of each Participant and to make, or cause to be made, purchases of shares of Common Stock on the New York Stock Exchange for the accounts of Participants.  The Administrator shall be appointed by the Company to administer the Plan and may be removed from such appointment at any time in the sole discretion of the Company.  Nothing in the Plan shall be deemed to create any obligation on the part of the Company or the Administrator that the Administrator shall continue to administer the Plan.

5.2  Payment of Fees and Other Charges.  The Company shall pay the Administrator’s administrative charges for maintaining accounts under the Plan and shall pay for brokerage commissions on the purchases of securities made under the Plan for each Participant, so long as the Participant remains an Eligible Employee.

6.  PAYROLL DEDUCTIONS AND ADDITIONAL PARTICIPANT CONTRIBUTIONS.

6.1  Payroll Deductions.  Participants may authorize contributions through payroll deductions by completing and signing a form of payroll authorization instructing the Company or Subsidiary to deduct a certain amount from the Participant’s compensation.  This authorization requires that funds deducted be transmitted to the Administrator for purchase of shares of Common Stock on the New York Stock Exchange for the account of the Participant.  Payroll deductions will begin after the authorization forms are received and processed by the Company.  Unless the Company expressly authorizes such payroll deduction to be expressed in terms of an Alternate Currency pursuant to Section 6.4, such contributions shall be expressed in United States dollars and the Company and Subsidiary shall be authorized to establish procedures to facilitate conversion from payroll deduction denominated in an Alternate Currency to the Plan’s functional currency, United States dollars.

6.2  Decreasing, Increasing or Terminating Payroll Deductions; Re-entry.  Payroll deduction authorizations shall remain effective until terminated in writing by the Participant or until otherwise terminated as provided below.  Each Participant shall specify the amount to be withheld from his or her compensation, with a minimum of U.S.$20 per month.  The maximum of all employee contributions pursuant to Sections 6.1, 6.2 and 6.3 each calendar year is U.S.$6,000.  Payroll deductions will be automatically terminated when this level is reached, but automatically reinstated the following January.  Participants who were participants in the Company’s previous payroll deduction plan to purchase Common Stock shall not be subject to the monthly minimum deduction upon joining the Plan, but must comply with such requirement if said Participant makes a subsequent change in payroll deduction.  A payroll deduction may be decreased or increased once each calendar month in U.S.$5 increments, but not below U.S.$20 per month, by the Participant completing and returning the appropriate payroll deduction form to the Company.  A payroll deduction may be terminated at any time by the Participant giving written notice to the Company.  The increase, decrease or termination shall be effective at the beginning of the next pay period after the notice is received and processed.  A Participant who terminates his or her payroll deduction may re-enter the Plan any time by following the instruction for enrollment in Section 4 and payroll deduction procedures in Section 6.1.

6.3  Additional Employee Contributions.  Each Participant may contribute a sum not less than U.S.$100 during any Open Contribution Period.  The aggregate of contributions through payroll deduction and additional contributions may not exceed U.S.$6,000 in any calendar year.

6.4  Contributions in the Form of Alternate Currency.  The Company may, in its sole discretion and upon terms and conditions established by the Company, permit a Participant receiving compensation in an Alternate Currency to (i) specify in such Alternate Currency the amount to be withheld from such Participant’s compensation by payroll deduction and (ii) contribute a sum in such Alternate Currency during an Open Contribution Period.  Prior to forwarding to the Administrator pursuant to Section 8.1, any funds collected from Participants in an Alternate Currency shall be converted to United States dollars in a manner to be determined by the Company.  Upon conversion, each contribution by payroll deduction and additional employee contribution shall be subject to the United States dollar limits set forth in Sections 6.2 and 6.3 and the Company shall have authority to set reasonable procedures concerning such limits as necessary to accommodate the conversion of funds from an Alternate Currency to the Plan’s functional currency, United States dollars.

6.5  Withholding.  The Participant is responsible for all income taxes applicable to Matching Contributions and Discretionary Contributions, if any, and the Company and/or Subsidiary shall make appropriate withholding deductions from each Participant’s compensation, which shall be in addition to any payroll deductions pursuant to Section 6.1.

7.  COMPANY CONTRIBUTIONS.

7.1  Matching Contributions.  The Company or Subsidiary will make a Matching Contribution on behalf of each Participant in the amount of fifteen percent (15%) of the funds (i) deducted from such Participant’s pay pursuant to Sections 6.1, 6.2 and 6.4, and (ii) contributed by the Participant as an additional employee contribution pursuant to Sections 6.3 and 6.4.

7.2  Discretionary Contributions.  The Company or a Subsidiary may from time to time make a Discretionary Contribution to a Participant’s account for any reason, but each such contribution shall not exceed U.S.$1,000 plus the amount determined appropriate by the Company or such Subsidiary to cover all or a portion of the federal, state and local income taxes, or equivalent taxes of an applicable foreign jurisdiction, resulting from such award, but the determination to pay any or all taxes shall be made in the sole and exclusive determination of the Company or such Subsidiary.

8.  PURCHASES, SALES AND WITHDRAWALS.

8.1  Administration of Funds.  The Company or Subsidiary shall deduct funds from each Participant’s pay pursuant to Sections 6.1, 6.2 and 6.4 and at least once a month the amount deducted plus any additional employee contributions made by the Participant pursuant to Sections 6.3 and 6.4, and the Matching Contributions and Discretionary Contributions, if any, shall be forwarded to the Administrator, together with a list of Participants and the amount allocable to their accounts.  No interest shall be paid on such funds by the Company, Subsidiaries or Administrator and such funds shall be commingled with the general assets of the Company or Subsidiaries; provided, however, that a Subsidiary may segregate such funds in a bank account or otherwise and pay interest thereon to comply with local legal requirements, and interest earned in such circumstances shall not count against the United States dollar limits set forth in Sections 6.2 and 6.3.

8.2  Purchases.  Upon receipt of funds from the Company for such purpose hereunder, the Administrator shall, as promptly as practicable, purchase, or cause to be purchased, on the New York Stock Exchange, as agent for the Participants, as many whole shares of Common Stock as the aggregate of such funds will permit subject to rules and certain conditions imposed upon the Administrator by regulatory agencies, if any.  The Administrator may purchase, or cause to be purchased, Common Stock up to five (5) days in advance of receipt of funds, if the Company provides the Administrator with an estimate of funds to be transferred.  Subject to Section 13, below, the aggregate of all such purchases shall be allocated, on the basis of the average cost thereof, to the respective accounts of all Participants in respect of whom such funds were received based upon Participant payroll deductions and additional employee contributions, Matching Contributions, and Discretionary Contributions, if any, as directed by the Company.  Allocations shall be made in full shares and in fractional interests in shares to one ten-thousandth of a share.

8.3  Ownership of Common Stock.  At the time of purchase of Common Stock under the Plan, each Participant for whom account funds were received shall immediately acquire full ownership of all Common Stock and of any fractional interest in Common Stock purchased for his or her account.  Unless otherwise requested by the Participant, all shares shall be registered in the name of the Administrator or its nominee and will remain so registered until delivery is requested.  Subject to the provisions of the next paragraph, a Participant may request that a certificate for any or all full shares of Common Stock in his or her account be delivered at any time at the Administrator’s transfer charge, payable by the Participant.

8.4  Sales.  A Participant may instruct the Administrator to sell, or cause to be sold, any or all of the full shares of Common Stock or any fractional interest held in his or her account at any time.  Upon such sale, the Administrator shall, if requested, mail a check for the proceeds to the Participant, less the regular brokerage commission or fee and any transfer taxes or other normal charges all of which are payable by the Participant.

9.  CONFIRMATIONS; RELATIONSHIP WITH ADMINISTRATOR.

Each Participant shall receive a quarterly statement of activity from the Administrator reflecting any change in the number of shares of Common Stock held for his or her account.  The relationship between the Participant and the Administrator shall be the normal relationship of client and broker and the Company and its Subsidiaries shall assume no responsibility except as to the payment of the Matching Contributions and Discretionary Contributions, if any, the payment of commissions on purchases under the Plan, and administrative fees of the Plan which pertain to the accounts of Eligible Employees as set forth in this Plan.

10.  CLOSING ACCOUNTS.

A Participant who terminates his or her payroll deduction authorization or whose authorization is automatically terminated shall close his or her account.  A Participant may direct that all full shares of Common Stock and any fractional interests in his or her account be sold and the net proceeds remitted to such person, or request that the full shares of Common Stock in his or her account be delivered to such person together with a check representing the net proceeds of the sale of the fractional interest in shares of Common Stock.  The net proceeds shall be determined after deducting the regular brokerage commission and any transfer taxes or other normal charges, all of which shall be payable by the Participant.

11.  VOTING AND OTHER RIGHTS.

The Administrator shall deliver, or cause to be delivered, to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its stockholders.  The shares in each Participant’s account shall be voted in accordance with the Participant’s signed proxy instructions duly delivered to the Administrator in a timely fashion, or otherwise in accordance with the rules applicable to stock listed on the New York Stock Exchange.

12.  DIVIDENDS AND OTHER PROCEEDS.

Cash dividends received in respect of Common Stock held in the accounts of Participants shall be credited by the Administrator to such accounts.  All such cash shall be reinvested in shares of Common Stock as promptly as practicable following receipt thereof.  During such time as the Company shall pay fees and charges pursuant to Section 5.2, the Company shall pay all regular commissions in connection with the purchase constituting such reinvestment.  Stock dividends or stock splits in respect of Common Stock held in the accounts of Participants shall be credited to such accounts without charge.  The Administrator shall sell, or cause to be sold, other securities and rights to subscribe received in respect of Common Stock, if any, held in the accounts of Participants and the proceeds therefrom shall be treated in the same manner as cash dividends.

13.  STOCK SUBJECT TO THE PLAN.

13.1  Maximum Number of Shares. The maximum number of shares of Common Stock that may be purchased by Participants shall be 5,350,000 shares, subject to adjustment as provided in Sections 13.2 and 13.3.  If the total number of shares of Common Stock that would otherwise be purchased by Participants on any date on which the funds forwarded to the Administrator exceeds the number of shares then remaining available under the Plan, the Company and the Administrator shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform and equitable a manner as is practicable.  In such event, the Company or the Administrator shall give written notice of such reduction to each Participant affected thereby and shall return any excess funds accumulated in each Participant’s account as soon as practicable thereafter.

13.2  Reduction and Reallocation to Separate International Plans. The share purchase limit set forth in Section 13.1 shall be automatically reduced by one share of Common Stock for every increase occurring on or after February 25, 2011 of one share of Common Stock in the share purchase limit under any of the Separate International Plans named in Section 2, and for every one share of Common Stock included in the share purchase limit under any Separate International Plans established on or after February 25, 2011.

13.3  Adjustment under Certain Events.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of the Company, appropriate adjustment will be made as to the number and kind of securities available for purchase by Participants under the Plan.

14.  TRANSFER OF RIGHTS.

The Plan does not restrict the ability of a Participant to sell, assign, hypothecate or otherwise deal with the Common Stock acquired under the Plan.  However, the Participant may not assign or hypothecate his or her interest in the Plan as such.  The Common Stock held in Participant’s accounts becomes the sole property of the respective Participants.

15.  TERMINATION.

If a Participant shall die, retire, be placed on long-term disability and not receiving a paycheck from the payroll department of the Company, or applicable Subsidiary, or otherwise cease to be an Eligible Employee, such Participant’s enrollment in the Plan shall thereupon automatically terminate.  The Company will notify the Administrator of any such termination.  Securities held by the Administrator for the account of any former Participant shall continue to be so held by the Administrator and the reinvestment of dividends continued until the Administrator shall have received other instructions from such former Participant or his or her estate and securities held under such circumstances shall be subject to applicable account fees.

Upon the receipt of appropriate instructions from the former Participant or upon receipt of appropriate documents from his or her estate, the Administrator shall sell or transfer, or cause to be sold or transferred, any whole shares of Common Stock credited to the account of the former Participant as directed.  All federal or state transfer taxes, if any, which may be due upon transfer of such shares to the former Participant, his or her estate, or to any other person shall be paid by the former Participant, and the Administrator may require the deposit of funds sufficient to cover such taxes in advance of making any such transfer.

No Participant shall have any right to receive any fractional share credited to his or her account in the Plan, nor shall any provision herein be construed to give such right.  Upon termination, any fractional share interest subject to transfer to the former Participant or other person shall be paid thereto in cash by the Administrator.  Any such payment in respect of a fractional share shall be in an amount equal to the appropriate fraction of the opening price of Common Stock on the New York Stock Exchange on the day following the receipt of instructions.

16.  AMENDMENTS, SUSPENSIONS AND TERMINATIONS.

The Board of Directors may from time to time amend, suspend or terminate in whole or in part, and if terminated may reinstate, any or all of the provisions of the Plan, except that no amendment, suspension or termination may be made which will retroactively affect adversely the rights of Participants in the Plan, and that no such amendment shall be effective, without approval of the Company’s stockholders, if stockholder approval of the amendment is then required pursuant to the rules of the New York Stock Exchange.  Participation in the Plan is not a matter of right.  No part of the funds or shares of Common Stock credited to the account of any Participant shall be subject to forfeiture for any reason.

17.  EMPLOYMENT.

Nothing in the Plan shall be construed to give any employee of the Company or its Subsidiaries the right to remain employed.